Exhibit 99.1

PATHEON REPORTS FISCAL 2012 SECOND QUARTER RESULTS

Underlying business growth of 18.9 percent with gross profit margin improvement. Transformation on track.

Fiscal 2012 revenue guidance increased.

TORONTO (June 13, 2012) – Patheon Inc. (TSX: PTI), a leading provider of contract development and manufacturing services to the global pharmaceutical industry, announced today fiscal 2012 second quarter and first half results.

Second Quarter Fiscal 2012 Financial Highlights

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Revenues in the quarter increased to $181.5 million from $170.0 million in the same period last year, an increase of 6.8 percent. Excluding the $17.4 million benefit from the contract cancellation recorded last year, revenue increased by 18.9 percent.

•

Gross profit in the quarter increased to $34.0 million from $30.4 million in the same period last year, an increase of 11.8 percent. Excluding the $17.4 million benefit from prior year’s contract cancellation, gross profit increased by 162 percent.

•

Adjusted EBITDA decreased in the quarter to $9.7 million from $12.9 million in the same period last year, a decrease of 24.8 percent. Excluding the $17.4 million benefit from prior year’s contract cancellation and $6.0 million in consulting fees related to the strategic initiatives recorded in the second quarter of 2012, Adjusted EBITDA increased by $20.2 million.

•

The loss before discontinued operations increased to $(79.6) million compared to $(10.3) million in the second quarter of fiscal 2011 due primarily to the after tax impact of the previously announced impairment charges of $57.9 million and repositioning expenses of $4.9 million, as well as the after tax impact of $4.7 million from the consulting fees related to strategic initiatives.

James C. Mullen, Patheon’s Chief Executive Officer said, “The 18.9 percent underlying business growth in the second quarter is very encouraging, as we are winning new business and growing existing customer relationships. Our transformation activities are on track and this has contributed to gross profit margin improvement in both businesses. Looking forward, we anticipate that the consulting costs associated with our transformation activities will be minimal in the third and fourth quarters and we expect to recoup all of our consulting costs to date through savings by the end of this year. As a result of our transformation successes, we are increasing revenue guidance.”

Fiscal 2012 Second Quarter and Six Months Operating Results from Continuing Operations

Revenue for the second quarter increased $11.5 million, or 6.8 percent, to $181.5 million, from $170.0 million in the same period last year.

Commercial manufacturing (CMO) revenues for the second quarter increased $8.5 million, or 6.1 percent, to $147.0 million, from $138.5 million in the same period last year. Excluding the $17.4 million benefit from the contract cancellation recorded in the second quarter of last year, CMO revenues would have increased by $25.9 million, or 21.4 percent. Pharmaceutical Development Services’ revenues for the second quarter increased $3.0 million, or 9.5 percent, to $34.5 million, from $31.5 million in the same period last year. Higher development activities from new contracts across most sites contributed to the improved performance.

Revenue for the six month period was $335.4 million, down from $345.7 million, a decrease of 3.0 percent from the same period last year.

Commercial manufacturing revenues for the six month period decreased to $269.9 million, or 6.0 percent, from $287.2 million in the same period last year. Excluding the benefit from the contract cancellation recorded in the first half of fiscal 2011, commercial manufacturing revenues would have increased by 13.9 percent. PDS revenues for the six month period increased to $65.5 million, or 12.0 percent, from $58.5 million in the same period last year.

Gross profit for the second quarter increased $3.6 million to $34.0 million, from $30.4 million last year. Excluding the benefit from the prior year contract cancellation, gross profit in the second quarter would have increased by $21.0 million. The increase in gross profit was primarily due to higher volumes, lower depreciation expense and lower inventory write-offs, partially offset by the unfavorable impact associated with replacing the cancelled contract with other production.

Gross profit for the six month period decreased to $48.4 million from $72.6 million in the same period last year. Excluding the benefit from the prior year contract cancellation, gross profit in the six month period would have increased by $26.1 million. The decrease in gross profit was primarily due to lower volumes, the unfavorable impact associated with replacing the majority of the cancelled contract with other production, partially offset by lower depreciation expense and lower inventory write-offs.

The loss before discontinued operations for the quarter was ($79.6) million, or (61.6¢) per share compared to a loss before discontinued operations of $(10.3) million, or (8.0¢) per share in the same period last year, due primarily to the after tax impact of the previously announced impairment charges of $57.9 million and repositioning expenses of $4.9 million, as well as the after tax impact of $4.7 million from the consulting fees related to strategic initiatives. The net loss before discontinued operations for the six months was ($98.9) million, or (76.6¢) per share compared to a loss of ($6.5) million, or (5.0¢) per share in the same period of fiscal 2011 due to the factors discussed above.

2012 Outlook

Based on encouraging revenue trends in the first half of the year the company is increasing its full year revenue guidance. The company expects 2012 revenue to be in excess of $725 million.

Conference Call

Patheon will host a conference call and Web cast today (June 13, 2012) at 10:00 a.m. (EDT). Interested parties are invited to access the conference call, via telephone, in listen-only mode, toll free at 1-888-231-8191 (U.S., including Puerto Rico) and 1-647-427-7450 (Canada and International). Listeners are encouraged to dial in five to fifteen minutes in advance to avoid delays. Slides will also be available for viewing during the call by accessing Patheon’s Web site at http://ir.patheon.com/events.cfm.

A telephone replay of the conference call will be available between Wednesday, June 13, 2012 and Wednesday, June 20, 2012 by dialing 1-855-859-2056 (toll free) or 1-403-451-9481, and by entering identification number 82262791, followed by the number key. The conference call will be archived at http://www.patheon.com.

About Patheon

Patheon Inc. (TSX: PTI) is a leading global provider of contract development and manufacturing services to the global pharmaceutical industry. The company provides the highest quality products and services to approximately 300 of the world’s leading pharmaceutical and biotechnology companies. Its services range from preclinical development through commercial manufacturing of a full array of dosage forms including parenteral, soft gel, solid and liquid forms.

The company’s comprehensive range of fully integrated Pharmaceutical Development Services includes pre-formulation, formulation, analytical development, clinical manufacturing, scale-up and commercialization. The company’s integrated development and manufacturing network of 10 manufacturing facilities, nine development centers and one clinical trial material packaging facility across North America and Europe, enables customer products to be launched with confidence anywhere in the world.

Use of Non-GAAP Financial Measures

References in this press release to “Adjusted EBITDA” are to income (loss) before discontinued operations before repositioning expenses, interest expense, foreign exchange losses reclassified from other comprehensive income, refinancing expenses, gains and losses on sale of fixed assets, gain on extinguishment of debt, income taxes, asset impairment charge, depreciation and amortization and other income and expenses. “Adjusted EBITDA margin” is Adjusted EBITDA as a percentage of revenues. Since Adjusted EBITDA is a non-GAAP measure that does not have a standardized meaning, it may not be comparable to similar measures presented by other issuers. Readers are cautioned that these non-GAAP measures should not be construed as alternatives to net income (loss) determined in accordance with GAAP as indicators of performance. Adjusted EBITDA is used by management as an internal measure of profitability. The company has included these measures because it believes that this information is used by certain investors to assess its financial performance, before non-cash charges and certain costs that the company does not believe are reflective of its underlying business. An Adjusted EBITDA reconciliation of these amounts to the closest U.S. GAAP measure is included with the financial statements in this press release.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements which reflect our expectations regarding our future growth, results of operations, performance (both operational and financial) and business prospects and opportunities. All statements, other than statements of historical fact, are forward-looking statements. Wherever possible, words such as “plans”, “expects” or “does not expect”, “forecasts”, “anticipates” or “does not anticipate”, “believes”, “intends” and similar expressions or statements that certain actions, events or results “may”, “could”, “should”, “would”, “might” or “will” be taken, occur or be achieved have been used to identify these forward-looking statements. Although the forward-looking statements contained in this press release reflect our current assumptions based upon information currently available to us and based upon what we believe to be reasonable assumptions, we cannot be certain that actual results will be consistent with these forward-looking statements. Our current material assumptions include assumptions related to customer volumes, regulatory compliance, foreign exchange rates and employee severance costs associated with termination. Forward-looking statements necessarily involve significant known and unknown risks, assumptions and uncertainties that may cause our actual results, performance, prospects and opportunities in future periods to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, risks related to international operations and foreign currency fluctuations; customer demand for our services; regulatory matters affecting manufacturing and pharmaceutical development services; impacts of acquisitions, divestitures and restructurings; implementation of our new corporate strategy; our ability to effectively transfer business between facilities; the global economic environment; our exposure to complex production issues; our substantial financial leverage; interest rate risks; potential environmental, health and safety liabilities; credit and customer concentration; competition; rapid technological change; product liability claims; intellectual property; the existence of a significant shareholder; supply arrangements; pension plans; derivative financial instruments; and dependence upon key management, scientific and technical personnel. For additional information regarding risks and uncertainties that could affect our business, please see Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended October 31, 2011 filed with the U.S. Securities and Exchange Commission and with the Canadian Securities Administrators. Although we have attempted to identify important risks and factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors and risks that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. These forward-looking statements are made as of the date of this press release and, except as required by law, we assume no obligation to update or revise them to reflect new events or circumstances.

Contact:

Wendy Wilson

Investor Relations and Corporate Communications

Tel: (919) 226-3313

Email: wendy.wilson@patheon.com

Patheon Inc.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	As of April 30, 2012	As of October 31, 2011
(in millions of U.S. dollars)	$	$
Assets
Current
Cash and cash equivalents	19.6	33.4
Accounts receivable	147.3	158.0
Inventories	86.9	81.8
Income taxes receivable	3.7	3.1
Prepaid expenses and other	12.5	10.7
Future tax assets - short-term	7.8	8.1

Total current assets	277.8	295.1

Capital assets	405.8	474.2
Deferred financing costs	5.5	6.2
Future tax assets	35.8	39.1
Goodwill	3.5	3.5
Investments	5.4	5.3
Long-term assets held for sale	—	0.2
Other long-term assets	1.5	1.0

Total assets	735.3	824.6

Liabilities and shareholders’ equity
Current
Short-term borrowings	2.6	6.1
Accounts payable and accrued liabilities	167.2	181.5
Deferred revenues - short-term	9.2	8.8
Current portion of long-term debt	—	1.1

Total current liabilities	179.0	197.5

Long-term debt	312.2	280.1
Deferred revenues	31.0	27.7
Future tax liabilities	27.1	27.9
Other long-term liabilities	44.0	53.7

Total liabilities	593.3	586.9

Shareholders’ equity
Restricted voting shares	572.0	571.9
Contributed surplus	15.3	13.5
Deficit	(471.0)	(371.9)
Accumulated other comprehensive income	25.7	24.2

Total shareholders’ equity	142.0	237.7

Total liabilities and shareholders’ equity	735.3	824.6

Patheon Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended April 30,		Six months ended April 30,
	2012	2011	2012	2011
(in millions of U.S. dollars, except loss per share)	$	$	$	$
Revenues	181.5	170.0	335.4	345.7
Cost of goods sold	147.5	139.6	287.0	273.1

Gross profit	34.0	30.4	48.4	72.6
Selling, general and administrative expenses	34.7	24.8	69.2	52.6
Repositioning expenses	6.0	0.7	6.8	1.5
Impairment charge	57.9	—	57.9	—
Loss on sale of fixed assets	—	0.2	—	0.2

Operating (loss) income	(64.6)	4.7	(85.5)	18.3
Interest expense, net	6.5	6.4	13.0	12.7
Foreign exchange loss, net	0.5	6.2	0.2	6.8
Other (income) expense, net	—	0.3	(0.1)	0.5

Loss from continuing operations before income taxes	(71.6)	(8.2)	(98.6)	(1.7)
Provision for income taxes	8.0	2.1	0.3	4.8

Loss before discontinued operations	(79.6)	(10.3)	(98.9)	(6.5)
Loss from discontinued operations	(0.1)	(0.1)	(0.2)	(0.3)

Net loss attributable to restricted voting shareholders	(79.7)	(10.4)	(99.1)	(6.8)

Basic and diluted loss per share
From continuing operations	$(0.616)	$(0.080)	$(0.766)	$(0.050)
From discontinued operations	$(0.001)	$(0.001)	$(0.002)	$(0.002)

	$(0.617)	$(0.081)	$(0.768)	$(0.052)

Average number of shares outstanding during period - basic and diluted (in thousands)	129,168	129,168	129,168	129,168

Patheon Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Six months ended April 30,
	2012	2011
(in millions of U.S. dollars)	$	$
Operating activities
Loss before discontinued operations	(98.9)	(6.5)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation and amortization	21.4	28.4
Impairment charge	57.9	—
Non-cash interest	0.6	0.5
Change in other long-term assets and liabilities	(0.5)	(0.3)
Future income taxes	1.1	9.2
Amortization of deferred revenues	(5.0)	(41.1)
Loss on sale of fixed assets	—	0.2
Stock-based compensation expense	1.8	1.3
Other	—	0.3

	(21.6)	(8.0)
Net change in non-cash working capital balances related to continuing operations	(11.6)	(10.9)
Increase in deferred revenues	10.6	19.6

Cash (used in) provided by operating activities of continuing operations	(22.6)	0.7
Cash used in operating activities of discontinued operations	(0.3)	(0.4)

Cash (used in) provided by operating activities	(22.9)	0.3

Investing activities
Additions to capital assets	(17.6)	(21.0)
Proceeds on sale of capital assets	—	0.1

Cash used in investing activities of continuing operations	(17.6)	(20.9)
Cash provided by investing activities of discontinued operations	0.1	—

Cash used in investing activities	(17.5)	(20.9)

Financing activities
Decrease in short-term borrowings	(3.2)	(2.1)
Increase in long-term debt	32.0	—
Repayment of long-term debt	(1.1)	(1.2)

Cash provided by (used in) financing activities	27.7	(3.3)

Effect of exchange rate changes on cash and cash equivalents	(1.1)	9.7

Net decrease in cash and cash equivalents during the period	(13.8)	(14.2)
Cash and cash equivalents, beginning of period	33.4	53.5

Cash and cash equivalents, end of period	19.6	39.3

ADJUSTED EBITDA BRIDGE

(unaudited)

	Three months ended April 30,		Six months ended April 30,
	2012	2011	2012	2011
	$	$	$	$
Adjusted EBITDA	9.7	12.9	0.5	41.6
Depreciation and amortization	(10.8)	(13.5)	(21.4)	(28.4)
Repositioning expenses	(6.0)	(0.7)	(6.8)	(1.5)
Interest expense, net	(6.5)	(6.4)	(13.0)	(12.7)
Impairment charge	(57.9)	—	(57.9)	—
Loss on sale of fixed assets	—	(0.2)	—	(0.2)
Provision for income taxes	(8.0)	(2.1)	(0.3)	(4.8)
Other	(0.1)	(0.3)	—	(0.5)

Loss before discontinued operations	(79.6)	(10.3)	(98.9)	(6.5)

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